Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Katrina W. Parker, 312/822-5167	Cathleen R. Marine, 312/822-4159
Charles M. Boesel, 312/822-2592	David C. Adams, 312/822-2183
John J. Hanrahan, 312/822-6586
CNA FINANCIAL ANNOUNCES
1st QUARTER 2006 RESULTS
CHICAGO, May 2, 2006 -— CNA Financial Corporation (NYSE: CNA) today announced first quarter of 2006 results, which included the following items:
•	Net income for the first quarter of 2006 of $229 million as compared with $185 million for the same period in 2005.

•	Net operating income from continuing operations for the first quarter of 2006 of $234 million as compared with $192 million for the same period in 2005.

•	Property & Casualty Operations combined ratio of 96.9%.

•	Catastrophe losses of $8 million after-tax related to first quarter tornadoes.

	Results for the Three Months
	Ended March 31
($ millions)	2006	2005

		(Restated)
Net operating income (a)	$234	$192
Net realized investment gains (losses)	1	(14)

Net income from continuing operations	235	178
Net (loss) income from discontinued operations	(6)	7

Net income	$229	$185

(a)	Management utilizes the net operating income financial measure to monitor the Company’s operations. Please refer to Note N of the Consolidated Financial Statements within the 2005 Form 10-K for further discussion of this measure.

Per Share Results Available to Common Stockholders
	Results for the Three Months
	Ended March 31
	2006	2005

		(Restated)
Net income from continuing operations (a)	$0.84	$0.63
Net (loss) income from discontinued operations	(0.02)	0.03

Net income	$0.82	$0.66

(a)	The three months ended March 31, 2006 and 2005 per share results available to common stockholders from continuing operations are reduced by $19 million and $17 million, or $0.07 per share and $0.07 per share, of undeclared but accumulated preferred stock dividends.
Net operating income from continuing operations for the three months ended March 31, 2006 increased $42 million as compared with the same period in 2005. This increase was primarily driven by increased net investment income and lower expenses, as well as a decrease in unfavorable net prior year development. These favorable items were partially offset by the impact of modestly higher current accident year loss ratios and increased catastrophe losses. Catastrophe losses of $8 million after-tax in the first quarter of 2006 related primarily to tornadoes, as compared to $1 million of catastrophes after-tax in the same period of 2005. The Property & Casualty Operations produced a combined ratio of 96.9% and 99.0% in the first quarter of 2006 and 2005, respectively.
“We are pleased to have delivered a strong first quarter, financially and operationally,” said Stephen W. Lilienthal, Chairman and Chief Executive Officer of CNA Financial Corporation. “Along with a 24% improvement in net income, our core Property & Casualty Operations’ combined ratio improved 2.1 points. We continued our focus on disciplined pricing, retention of quality renewals, targeted new business growth and control of our expenses. In addition, investment income was a major contributor to our first quarter results.”
Net income for the three months ended March 31, 2006 increased $44 million as compared with the same period in 2005. This increase was due to the favorable items mentioned above, as well as increased realized investment results, partially offset by unfavorable results from discontinued operations.
Net realized investment results improved $15 million for the three months ended March 31, 2006 as compared with the same period in 2005. First quarter of 2005 net realized investment losses included an other-than-temporary impairment loss of $9 million related to loans under a credit facility to a national contractor.

Segment Results for the Three Months Ended March 31, 2006
	Standard	Specialty	Total P&C	Life & Group	Corporate & Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income (loss)	$133	$114	$247	$(3)	$(10)	$234
Net realized investment gains (losses)	9	2	11	(7)	(3)	1

Net income (loss) from continuing operations	$142	$116	$258	$(10)	$(13)	$235

Segment Results for the Three Months Ended March 31, 2005
	Standard	Specialty	Total P&C	Life & Group	Corporate & Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income	$101	$79	$180	$1	$11	$192
Net realized investment (losses) gains	(8)	3	(5)	(3)	(6)	(14)

Net income (loss) from continuing operations	$93	$82	$175	$(2)	$5	$178

Property & Casualty Operations Gross Written Premiums
	Three months ended March 31
($ millions)	2006	2005

Standard Lines	$1,561	$1,516
Specialty Lines	825	769

Total P&C Operations	$2,386	$2,285

Property & Casualty Operations Net Written Premiums
	Three months ended March 31
($ millions)	2006	2005

Standard Lines	$1,110	$1,171
Specialty Lines	648	594

Total P&C Operations	$1,758	$1,765

Property & Casualty Calendar Year Loss Ratios
	Three months ended March 31
	2006	2005

Standard Lines	71.8%	71.0%
Specialty Lines	59.3%	62.3%
Total P&C Operations	67.2%	68.1%
Total P&C Companies (a)	75.2%	74.6%

(a)	P&C Companies includes Standard Lines, Specialty Lines and P&C business written in Life and Group Non-Core and Corporate and Other Non-Core, including CNA Re and asbestos, environmental pollution and mass tort exposures.

Property & Casualty Calendar Year Combined Ratios
	Three months ended March 31
	2006	2005

Standard Lines	103.4%	103.7%
Specialty Lines	85.6%	89.4%
Total P&C Operations	96.9%	99.0%
Total P&C Companies (a)	106.3%	106.4%

(a)	P&C Companies includes Standard Lines, Specialty Lines and P&C business written in Life and Group Non-Core and Corporate and Other Non-Core, including CNA Re and asbestos, environmental pollution and mass tort exposures.

Property & Casualty Gross Accident Year Loss Ratios
	Accident year 2006	Accident year 2005	Accident year 2005
	evaluated at	evaluated at	evaluated at
	March 31, 2006	December 31, 2005	March 31, 2006

Standard Lines	65.8%	76.4%	75.8%
Specialty Lines	60.0%	63.7%	62.8%
Total P&C Operations	63.8%	72.2%	71.5%

Property & Casualty Net Accident Year Loss Ratios
	Accident year 2006	Accident year 2005	Accident year 2005
	evaluated at	evaluated at	evaluated at
	March 31, 2006	December 31, 2005	March 31, 2006 (a)

Standard Lines	68.2%	76.3%	75.8%
Specialty Lines	59.2%	63.4%	62.5%
Total P&C Operations	64.8%	71.6%	70.9%

(a)	The 2005 net accident year loss ratio evaluated at March 31, 2006 includes 11 points, 1 point, and 7 points related to catastrophe losses for Standard Lines, Specialty Lines, and P&C Operations.

Business Operating Highlights
Standard Lines includes standard property and casualty coverages sold to small and middle market commercial businesses primarily through an independent agency distribution system. This business also includes excess and surplus lines, as well as insurance and risk management products sold to large corporations.
•	Net written premiums decreased $61 million for the first quarter of 2006 as compared with the same period in 2005. Standard Lines retention improved 9 points to 81% while rates, on average, decreased 1% during the first quarter of 2006.
•	Net operating income increased $32 million for the first quarter of 2006 as compared with the same period in 2005. This increase was primarily driven by an increase in net investment income and a decrease in unfavorable net prior year development. These favorable items were partially offset by decreased current accident year results and increased catastrophe losses.
•	Net income for the first quarter of 2006 increased $49 million as compared with the same period in 2005. This improvement was attributable to increased net operating income and increased net realized investment gains.
Specialty Lines provides a broad array of professional, financial and specialty property and casualty products and services.
•	Net written premiums increased $54 million for the first quarter of 2006 as compared with the same period in 2005. Specialty Lines retention remained flat at 87% while rates, on average, increased 1% during the first quarter of 2006.
•	Net income increased $34 million and net operating income increased $35 million for the first quarter of 2006 as compared with the same period in 2005. This increase was primarily driven by an absence of unfavorable net prior year development in 2006 and increased net investment income.
Life and Group Non-Core primarily includes the results of the life and group lines of business that have either been sold or placed in run-off.
•	Net earned premiums decreased $3 million to $163 million for the first quarter of 2006 as compared with the same period in 2005. Net earned premiums relate primarily to the group and individual long term care businesses.
•	Net results for the first quarter of 2006 decreased $8 million as compared with the same period in 2005. The decrease in net results is primarily due to a decline in results for life settlement contracts, an increase in net realized investment losses and the absence of income related to agreements with the buyers of sold businesses. These unfavorable items were partially offset by results in the pension deposit business.

Corporate and Other Non-Core contains certain corporate expenses such as interest on corporate debt, and losses and expenses related to the centralized adjusting and settlement of asbestos, environmental pollution and mass tort claims (APMT). In addition, this segment includes the results of certain property and casualty insurance run-off operations, including CNA Re.
•	Net results for the first quarter of 2006 decreased $18 million as compared with the same period in 2005. The decrease in results was primarily due to increased indirect expenses, the discontinuation of royalty income related to a sold business, a loss related to a commutation and an increase in current accident year losses related to mass torts. These items were partially offset by a decrease in unfavorable net prior year development, decreased interest costs on corporate debt and increased net investment income.
Net Investment Income
Pretax net investment income for the first quarter of 2006 increased $164 million over the same period of 2005. This was due to improved results across fixed maturity securities and short-term investments, which reflects improved period over period yields. Also affecting results are increases in investment income from the trading portfolio and reduced interest expense on funds withheld and other deposits, reflecting commutations of significant reinsurance contracts in 2005. The increase in trading portfolio income of $72 million was largely offset by a corresponding increase in the policyholders’ funds reserves supported by the trading portfolio.
About the Company
CNA is the country’s seventh largest commercial insurance writer and the 14th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA’s services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

Conference Call and Webcast Information:
A conference call for investors and the professional investment community will be held from 10:00 a.m. to 11:00 a.m. ET today. On the conference call will be Stephen W. Lilienthal, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (877) 502-9274 or for international callers (913) 981-5584. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA Website (www.cna.com) for further details.
The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available on CNA’s website through May 9, 2006. The replay can also be accessed by dialing (888) 203-1112 or for international callers (719) 457-0820 and using passcode 5504613. Financial supplement information related to the first quarter results is available on the investor relations pages of the CNA Website or by contacting David C. Adams at (312) 822-2183.
FORWARD-LOOKING STATEMENT
This press release includes statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
In evaluating the results of the Standard Lines and Specialty Lines, management utilizes the combined ratio, the loss ratio, the expense ratio and the dividend ratio. These ratios are calculated using accounting principles generally accepted in the United States of America (GAAP) financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also contain financial measures that are not in accordance with GAAP. For reconciliations of non-GAAP measures to the most comparable GAAP measures, refer to this press release and the financial supplement posted on the Company’s website.
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